Exhibit 10.23A

EXECUTION VERSION

AGREEMENT OF PURCHASE AND SALE

(383 Colorow Drive, Salt Lake City, Utah)

This Agreement of Purchase and Sale (“Agreement”) is made as of the 20th day of December 2005 (“Effective Date”) between NPS Pharmaceuticals, Inc., a Delaware corporation (“Seller”), and BioMed Realty, L.P., a Maryland limited partnership (“Purchaser”).

Subject to the terms and conditions of this Agreement, Seller will sell to Purchaser, and Purchaser will purchase from Seller the Property (as defined below), including an approximately 93,650 rentable square foot, three-story, laboratory and office building located at 383 Colorow Drive, Salt Lake City, Utah 84108 (the “Building”). The land underlying the Building is not owned by Seller and is subject to that certain Ground Lease dated the 10th day of December, 2003 (the “Ground Lease”), between the Seller, as lessee, and the University of Utah, as ground lessor (“Ground Lessor”).

ARTICLE 1. PROPERTY/PURCHASE PRICE

1.1. Property. Subject to the terms and conditions of this Agreement, Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from Seller, the following property (collectively, the “Property”):

(a) The Building;

(b) Seller’s leasehold interest in the land described in Exhibit A attached hereto (the “Land”), subject to the terms and conditions of the Ground Lease, and all other right, title and interest of Seller in and to (i) all and singular the rights, benefits, privileges, easements, tenements, hereditaments, and appurtenances thereon or in anyway appertaining to such Land; and (ii) all strips and gores and any land lying in the bed of any street, road or alley, open or proposed, adjoining such Land;

(c) All right, title and interest of Seller in and to all improvements and fixtures located on the Land (the “Improvements”), except for tangible personal property and other trade fixtures and equipment owned by Seller, which shall not be part of the Improvements or this Agreement and shall remain the property of Seller; provided, however, all electrical, plumbing, HVAC, life safety systems, attached laboratory benches, autoclaves, climatized rooms, and gas and liquid distribution systems, shall be included as part of the Improvements and assigned to Purchaser at Closing. The Building, Land and Improvements are collectively referred to herein as the “Real Property; and

(d) The “Intangible Property,” being all, right, title and interest of Seller, if any, in and to: (i) all intangible personal property now or hereafter used exclusively in connection with the operation, ownership, maintenance, management, or occupancy of the Real Property (to the extent assignable); (ii) the plans and specifications for the Improvements (to the extent assignable); (iii) warranties, indemnities, applications, permits, approvals and licenses (to the extent applicable in any way to the above referenced Real Property or the Tangible Personal Property and assignable); and (iv) insurance proceeds and condemnation awards or claims thereto to the extent provided be assigned to Purchaser hereunder.

1.2. Purchase Price. The total purchase price to be paid to Seller by Purchaser for the Property shall be NINETEEN MILLION DOLLARS ($19,000,000) (the “Purchase Price”). The Purchase Price, as adjusted for prorations, deposits and other adjustments as provided herein, shall be paid to Escrow Agent by wire transfer of immediately available funds or in cash.

1.3. Deposit of Earnest Money. Within two (2) business days (in this Agreement, a business day shall mean any day of the year other than any Saturday or Sunday or any other day on which banks located in San Diego, California generally are closed for business) after the Effective Date, Purchaser shall deposit $250,000 in cash (such amount, including any interest earned thereon, the “Earnest Money”) with the Escrow Agent (as defined below). The Escrow Agent shall hold and disburse the Earnest Money in accordance with the escrow provisions in Exhibit B. Prior to the expiration of the Due Diligence Period (as defined below), the Earnest Money shall be promptly returned to Purchaser upon termination of this Agreement pursuant to Section 2.2. Following the expiration of the Due Diligence Period, the Earnest Money shall be non-refundable, except as otherwise provided herein. Seller shall not deliver any instruction to the Escrow Agent calling for disbursement of the Earnest Money to Seller except following the occurrence of Purchaser’s default hereunder and the expiration of any applicable cure period or as otherwise expressly provided in this Agreement, and Seller further agrees to provide Purchaser with a copy of such instruction concurrently with the delivery thereof to the Escrow Agent. Provided such supplemental escrow instructions are not in conflict with this Agreement as it may be amended in writing from time to time, Seller and Purchaser agree to execute such supplemental escrow instructions as may be appropriate to enable Escrow Agent to comply with the terms of this Agreement.

1.4. Title Company and Escrow Agent. The “Escrow Agent” and “Title Company” are: LandAmerica Commercial Services, 750 B Street #3000, San Diego, CA 92101, Attn: Paula Mraz (Tel #: (619) 230-6352: Fax#: (619) 233-4684).

1.5. Closing Date. The “Closing Date” shall mean December 22, 2005.

ARTICLE 2. INSPECTION

2.1. Seller’s Delivery of Specified Documents. To the extent such items exist and are in Seller’s possession or control, Seller shall provide or make available to Purchaser at the Property the information and documents set forth on Exhibit C attached hereto (the “Property Information”) on the Effective Date. Seller agrees to cooperate with Purchaser and make copies, at Purchaser’s expense, of such documentation as Purchaser may request during the course of Purchaser’s review of the Property Information. The terms “Operating Statements,” and “Service Contracts” are defined in Exhibit C. Seller shall have the continuing obligation during the pendency of this Agreement to provide Purchaser with any document described in Exhibit C and coming into Seller’s or its property manager’s possession or produced by or for Seller after the initial delivery of the Property Information.

2.2. Due Diligence. Purchaser shall have until December 21, 2005 (the “Due Diligence Period”) in which to examine, inspect, and investigate the Property, and, in Purchaser’s sole and absolute judgment and discretion, to determine whether the Property is satisfactory to Purchaser to proceed with this transaction. Purchaser may terminate this Agreement pursuant to this Section 2.2 by giving written notice of termination to Seller on or before the last day of the Due Diligence Period, and in the event Purchaser terminates this Agreement, Purchaser shall promptly thereafter return to Seller all documents that Seller shall have provided to Purchaser in connection with the Property, the Earnest Money shall be refunded to Purchaser immediately upon request, and all further rights and obligations of the parties under this Agreement shall terminate except for those that expressly survive such termination.

2.3. Access. Upon reasonable prior notice to Seller, Purchaser and its agents, employees, consultants, lenders and representatives shall have reasonable access to the Property and all books and records for the Property that are in Seller’s possession or control for the purpose of conducting surveys, appraisals, architectural, engineering, structural, mechanical, geotechnical and environmental inspections and tests, and any other inspections, studies, or tests reasonably required by Purchaser; provided, however, Purchaser may not conduct any invasive testing without Seller’s prior written consent (which consent shall not be unreasonably withheld) and Seller shall have the right to accompany Purchaser during all activities conducted at the Property. Invasive testing shall include but not be limited to any testing, studies or inspections that may disturb the Property in a material respect or interfere with the use of the Building or Seller’s business. If any inspection or test disturbs the Property in a material respect,

Purchaser will restore the Property to its condition before any such inspection or test. Purchaser shall provide to Seller, at Seller’s expense, copies of the results of all such inspections, studies or tests required by Purchaser. During the pendency of this Agreement, Purchaser and its agents, employees, consultants, lenders and representatives shall have a continuing right of reasonable access to the Property and any office where the records of the Property are kept, with at least two (2) days prior notice, for the purpose of examining and making copies, at Purchaser’s sole expense, of all books and records and other materials relating to the Property in Seller’s possession or control. Purchaser shall have the right to conduct a “walk-through” of the Property before the Closing upon at least two (2) days prior notice to Seller. In the course of its investigations, Purchaser may make inquiries concerning the Real Property to third parties, including, without limitation, representatives, contractors, parties to Service Contracts and municipal, local and other government officials and representatives in accordance with the terms of this Agreement, and Seller consents to such inquiries. Purchaser hereby indemnifies, protects, defends (with counsel reasonably acceptable to Seller) and holds Seller and the Property free and harmless from and against any and all costs, losses, liabilities, damages, lawsuits, judgments, actions, proceedings, penalties, demands, attorneys’ fees, mechanic’s liens, or expenses of any kind or nature whatsoever (“Claims”), to the extent caused by any entry and/or activities upon the Property by Purchaser, Purchaser’s agents, contractors and/or subcontractors, provided, however, Purchaser shall not indemnify Seller against any Claims caused by Seller’s negligence or willful misconduct, or Claims arising out of conditions that were present before Purchaser entered the Property, except to the extent that Purchaser’s activities (a) are unreasonable in the context of the information provided to Purchaser, or reasonably evident to Purchaser, with respect to such existing condition, and (b) exacerbate such existing conditions. The foregoing indemnity obligations shall survive the termination of this Agreement and the Closing.

2.4. Ground Lessor Estoppel. Seller shall endeavor to secure and deliver to Purchaser an estoppel certificate from Ground Lessor under the Ground Lease substantially in the form of Exhibit D attached hereto (the “Ground Lessor Estoppel”). The Ground Lessor Estoppel shall be delivered to Ground Lessor no later than one (1) day after the Effective Date, and Seller shall apply commercially reasonable efforts to obtain the same, duly executed by Ground Lessor, and deliver the same to Purchaser no later than one (1) day after the Effective Date. Seller shall provide Purchaser with copies of the Ground Lessor Estoppel in the form attached hereto as Exhibit D for Purchaser’s review and comment before delivering the Ground Lessor Estoppel to Ground Lessor. If Ground Lessor fails to deliver the Ground Lessor Estoppel, then Seller may elect to satisfy the requirement to obtain such estoppel by delivering an estoppel certificate in the form attached hereto as Exhibit E.

2.5. Service Contracts; Property Management and Leasing Agreements; Property Employees. During the Due Diligence Period, Purchaser shall notify Seller as to which Service Contracts Purchaser will assume and which Service Contracts shall be terminated by Seller in Purchaser’s sole discretion. Purchaser will assume the obligations arising from and after the Closing Date under those Service Contracts which Purchaser has elected to assume. Seller shall terminate at Closing all Service Contracts that are not so assumed, provided that such termination does not expose Seller to liability. Seller shall terminate at Closing, and Purchaser shall not assume, any property management or leasing agreement affecting the Property.

ARTICLE 3. TITLE AND SURVEY REVIEW

3.1. Delivery of Preliminary Title Report and Survey. Seller shall cause to be delivered to Purchaser on the Effective Date, any existing survey of the Land and the Building in Seller’s possession or control. Purchaser may, in its sole discretion, and at its sole expense, obtain a new ALTA-ACSM Urban survey of the Property (the “Survey”) prior to the expiration of the Due Diligence Period, including a certification addressed to Purchaser, substantially in the form attached hereto as Exhibit F. The Survey shall plot all plotable easements benefiting the Property. Purchaser may, in its sole discretion, obtain a preliminary title report (the “Preliminary Title Report”) issued by the Title Company. The Preliminary Title Report, the documents referred to therein, and the Survey are referred to herein collectively as the “Title Documents.”

3.2. Title Review and Cure. During the Due Diligence Period, Purchaser shall review title to the Property as disclosed by the Title Documents. Purchaser shall be entitled to object to any title matters shown in the Title Documents, in its sole discretion, by a written notice of objections delivered to Seller on or before the expiration of the Due Diligence Period. Purchaser shall notify the Seller before the expiration of the Due Diligence Period which title exceptions (excluding survey matters), if any, will not be accepted by Purchaser (the “Title Notice”). If Purchaser fails to notify Seller in writing of its disapproval of any exceptions before the expiration of the Due Diligence Period, Purchaser shall be deemed to have approved the condition of title to the Real Property. If Purchaser notifies Seller in writing that Purchaser objects to any exceptions to title, Seller shall have one (1) business day after receipt of the Title Notice to notify Purchaser of either of the following: (a) that Seller will remove all such objectionable exceptions from title on or before the Closing; (b) that Seller will remove certain objectionable exceptions from title on or before the Closing; or (c) that Seller elects not to cause such exceptions to be removed. If Seller fails to notify Purchaser within such one (1) business day period, then Seller shall be deemed to have made an election under the foregoing clause (c). Notwithstanding the foregoing or any other provision of this Agreement, all monetary obligations (including, without limitation, mechanics’ and materialmens’ liens or claims thereof, any liens or encumbrances that secure obligations for borrowed money and any exceptions or encumbrances to title which are created by or through Seller after the Effective Date) disclosed in the Preliminary Title Report constituting a lien against the Real Property are to be satisfied by Seller before Closing. With respect to any other objections, Seller will reasonably cooperate with Purchaser in curing such objections. The procurement by Seller of a commitment for the issuance of the Title Policy (as defined in Section 5.2(f) hereof) or an endorsement thereto insuring Purchaser, in a manner acceptable to Purchaser, against any title exception which was disapproved pursuant to this Section 3.2 shall be deemed a cure by Seller of such disapproval. If Seller gives Purchaser notice under clause (b) or (c) above, Purchaser shall have one (1) business day after the date of such notice in which to notify Seller that Purchaser will nevertheless proceed with the purchase in accordance with the provisions of this Agreement and take title to the Property subject to such exceptions, or that Purchaser will terminate this Agreement and receive a refund of the Earnest Money. If Purchaser does not terminate this Agreement or deliver a Title Notice to Seller before the expiration of the Due Diligence Period pursuant to Section 2.2, then Purchaser shall have been deemed to have approved any title exception set forth in the Title Documents that Seller is not obligated to remove and Seller did not agree in writing to remove or cure. If after the expiration of the Due Diligence Period the Title Company revises the Preliminary Title Report or the surveyor revises the Survey, to add or modify exceptions, then Purchaser may terminate this Agreement and receive a refund of the Earnest Money if the provision for their removal or modification satisfactory to Purchaser is not made. In such case, the Closing Date shall be extended for up to ten (10) days in order for Purchaser and Seller to determine if such exception can be resolved and to give Purchaser the opportunity to terminate this Agreement and receive a refund of the Earnest Money if the exception is not removed.

3.3. Permitted Exceptions and Endorsements. “Permitted Exceptions” means the following exceptions approved or deemed approved by Purchaser pursuant to this Agreement: real estate taxes not yet due and payable; the Ground Lease; tenants in possession as tenants only under the lease agreement to be entered into between Seller, as tenant, and Purchaser, as landlord, at Closing (the “NPS Lease”); the form of which is attached hereto as Exhibit J, and the exceptions approved (or deemed approved) by Purchaser pursuant to the terms of Section 3.2 above. For the avoidance of doubt, the general exceptions in the Preliminary Title Report will be removed upon issuance of the ALTA extended coverage title policy to be issued in this transaction and are not Permitted Exceptions. “Purchaser’s Endorsements” shall mean, to the extent such endorsements are available under the laws of the state in which the Property is located: (1) owner’s comprehensive; (2) access; (3) survey (accuracy of survey); (4) location (survey legal matches title legal); (5) separate tax lot; (6) subdivision map act; (7) zoning 3.1, with parking and loading docks; (8) mechanic’s lien; (9) deletion of creditors’ rights exception; (10) endorsement over environmental protection liens; (11) utilities endorsement; (12) leasehold endorsement; and (13) such other endorsements as Purchaser may require during the Due Diligence Period based on its review of the Preliminary Title Report and Survey.

3.4. ALTA Statement. Seller shall execute at Closing an ALTA Statement (Owner’s Affidavit) and any other documents, undertakings or agreements, including a mechanic’s lien indemnity, customarily required by the Title Company to enable it to issue the Title Policy (as defined in Section 5.2(f) hereof) in accordance with the provisions of this Agreement.

ARTICLE 4. GROUND LEASE, OPERATIONS AND RISK OF LOSS

4.1. Ground Lease.

(a) Waiver. On or before the Effective Date, Ground Lessor shall have waived its option to purchase right under Article VI of the Ground Lease;

(b) Consent. No later than one (1) business day after the Effective Date, Seller shall use commercially reasonable efforts to obtain a consent from Ground Lessor, consenting to the NPS Lease and the transfer of Seller’s leasehold interest in the Land and Improvements to Purchaser, in form and substance reasonably satisfactory to Purchaser;

(c) Transfer Costs. Seller shall pay, if any, all: (i) transfer fees and other fees, costs and expenses charged by Ground Lessor in connection with the assignment of the Ground Lease, and (ii) recording costs and expenses relating to the recordation of the amendment to the Ground Lease. Each party shall pay the fees charged by its attorneys in connection with the assignment of the Ground Lease;

(d) Cooperation. The parties shall cooperate in good faith and with reasonable diligence to secure the approval of Ground Lessor to the assignment of the Ground Lease to Purchaser and the NPS Lease prior to the expiration of the Due Diligence Period.

4.2. Ongoing Operations. During the pendency of this Agreement:

(a) Preservation of Business. Seller shall cause the Property to be operated only in the ordinary and usual course of business and consistent with past practice, shall, subject to reasonable wear and tear, preserve intact the Property, preserve the good will and advantageous relationships of Seller with customers, suppliers, independent contractors, employees and other persons or entities material to the operation of its business, shall perform its obligations under any agreements affecting the Property and shall not take any action or omission which would cause any of the representations or warranties of Seller contained herein to become inaccurate or any of the covenants of Seller to be breached.

(b) Maintenance of Insurance. Seller shall continue to carry its existing insurance through the Closing Date, and shall not allow any breach, default, termination or cancellation of such insurance policies or agreements to occur or exist.

(c) New Contracts. Without Purchaser’s prior written consent in each instance, Seller will not enter into or amend, terminate, waive any default under, or grant concessions regarding any contract or agreement that will be an obligation affecting the Property or binding on Purchaser after the Closing.

(d) Leasing Arrangements. Seller will not enter into any lease, sublease of space or other occupancy agreements affecting the Real Property, and any and all amendments and supplements thereto, and any and all guaranties and security received by landlord in connection therewith (except the NPS Lease) without Purchaser’s prior written consent.

(e) Maintenance of Permits. Seller shall maintain in existence all licenses, permits and approvals, if any, in its name necessary or reasonably appropriate to the ownership, operation or improvement of the Property.

(f) Ground Lease. Seller covenants and agrees to comply with the terms of the Ground Lease.

(g) Exclusive Negotiations. Seller shall: (i) remove the Property from the market, and (ii) not actively solicit or negotiate with any other prospective purchasers of the Property.

4.3. Damage. All risk of loss with respect to the Property shall remain with Seller until the Closing and delivery of the Deed (as defined below) vesting title in Purchaser, when full risk of loss with respect to the Property shall pass to Purchaser. Seller shall promptly give Purchaser written notice of any damage to the Property, describing such damage, whether such damage is covered by insurance and the estimated cost of repairing such damage, provided that such damage is known to Seller. If such damage is not material, then the parties shall proceed to close this transaction, and Seller shall, to the extent possible, begin repairs prior to the Closing out of any insurance proceeds received by Seller for the damage, and shall transfer and assign any remaining insurance proceeds or rights thereto to Purchaser at the Closing. If such damage is material, Purchaser may elect (in its sole discretion) by notice to Seller given within ten (10) days after Purchaser is notified of such damage (and the Closing shall be extended, if necessary, to give Purchaser such ten (10) day period to respond to such notice) to proceed in the same manner as in the case of damage that is not material or to terminate this Agreement, in which event the Earnest Money shall be returned to Purchaser. Damage as to any one or multiple occurrences is material if the cost to repair the damage, as reasonably estimated by Seller’s contractor (if Seller has engaged a contractor to perform the work), and otherwise by a contractor approved by both Purchaser and Seller, acting reasonably, exceeds $100,000. An affiliate of Seller may be engaged as Seller’s contractor, provided Seller discloses the relationship of such affiliate to Purchaser.

4.4. Condemnation. Seller shall promptly give Purchaser notice of any eminent domain proceedings that are contemplated, threatened or instituted with respect to the Property. By notice to Seller given within ten (10) days after Purchaser receives notice of proceedings in eminent domain that are contemplated, threatened or instituted by any body having the power of eminent domain with respect to the Property, and if necessary the Closing Date shall be extended to give Purchaser the full ten (10) day period to make such election, Purchaser may terminate this Agreement, in which event the Earnest Money shall be returned to Purchaser, or proceed under this Agreement, in which event Seller shall, at the Closing, assign to Purchaser its entire right, title and interest in and to any condemnation award, and Purchaser shall have the right during the pendency of this Agreement to negotiate and otherwise deal with the condemning authority in respect of such matter.

ARTICLE 5. CONDITIONS PRECEDENT

5.1. Conditions to Seller’s Obligation to Close. In addition to all other conditions set forth herein, the obligation of Seller to consummate the transactions contemplated hereunder shall be contingent upon the following:

(a) Representations. Purchaser’s representations and warranties contained herein shall be true and correct as of the date of this Agreement and the Closing Date;

(b) Performance. As of the Closing Date, Purchaser shall have performed its obligations hereunder and all deliveries to be made by Purchaser at Closing have been tendered;

(c) Ground Lease. Ground Lessor’s consent to the assignment of the Ground Lease shall have been obtained; and

(d) Other Condition. Any other condition set forth in this Agreement to Seller’s obligation to close shall have been satisfied by the applicable date.

5.2. Conditions to Purchaser’s Obligation to Close. In addition to all other conditions set forth herein, the obligation of Purchaser to consummate the transactions contemplated hereunder shall be contingent upon the following:

(a) Representations. Seller’s representations and warranties contained herein shall be true and correct as of the date of this Agreement and the Closing Date;

(b) Performance. As of the Closing Date, Seller shall have performed its obligations hereunder and all deliveries to be made by Seller at Closing have been tendered;

(c) Default. As of the Closing Date, Seller shall not be in default under any agreement to be assigned to, or obligation to be assumed by, Purchaser under this Agreement;

(d) Physical Condition. The physical condition of the Property shall be substantially the same on the Closing Date as on the Effective Date, reasonable wear and tear excepted, unless the alteration of said physical condition is caused by Purchaser during the due diligence inspections or the result of a casualty loss or proceeding in eminent domain, in which case the provisions of Sections 4.2 and 4.3 shall govern;

(e) Ground Lease Condition. (1) Seller shall have obtained and delivered to Purchaser at least one (1) business days prior to the expiration of the Closing Date, (i) the Ground Lessor Estoppel substantially in the form required pursuant to Section 2.4, and (ii) Ground Lessor’s consent to the assignment of the Ground Lease shall have been obtained, and (2) as of the Closing Date, the Ground Lease shall be in full force and effect and no default, dispute or controversy shall exist under the Ground Lease;

(f) Title. Upon the sole condition of payment of the premium, at Closing, the Title Company shall irrevocably commit to issue to Purchaser an ALTA Owner’s Policy of title insurance, with extended coverage (i.e., with ALTA General Exceptions deleted), dated as of the date and time of the recording of the Deed (as defined below) vesting title in Purchaser, in the amount of the Purchase Price, insuring Purchaser as owner of good, marketable and indefeasible fee simple title to the Building and the Improvements, and Purchaser as holder of the leasehold interest in the Land pursuant to the Ground Lease, subject only to the Permitted Exceptions, and containing the Purchaser’s Endorsements (the “Title Policy”);

(g) Title Exceptions. Seller shall have cured all exceptions that it agreed to cure, or was deemed to have agreed to cure, in accordance with Section 3.2. In the event Seller has not cured such exceptions, in Purchaser’s sole discretion, Purchaser shall have the option to: (a) extend the Closing for up to thirty (30) days to allow Seller the opportunity to cure such exceptions which Seller has agreed to cure but has not yet cured, or (b) proceed with the Closing and receive a credit from Seller for the total cost to cure such exceptions;

(h) Bankruptcy. No proceeding has been commenced against Seller under the federal Bankruptcy Code or any state law for relief of debtors;

(i) Moratorium. No moratorium, statute or regulation of any governmental agency or order or ruling of any court has been enacted, adopted, or issued which would adversely affect Purchaser’s use or development of the Property;

(j) Financial Condition. No event shall have occurred that would be reasonably likely to result in a material adverse change in the financial condition of the Seller on the Closing Date as compared to the financial condition of the Seller on the Effective Date;

(k) Board Approval. Purchaser shall have obtained approval from the board of directors of BioMed Realty Trust, as a general partner of Purchaser, to enter into this Agreement and to execute the documents contemplated hereby. Upon the expiration of the Due Diligence Period, this condition shall be deemed to have been satisfied; and

(l) Other Condition. Any other condition set forth in this Agreement to Purchaser’s obligation to close shall have been satisfied by the applicable date.

5.3. Failure of Condition Precedent. So long as a party is not in default beyond applicable notice and cure periods hereunder, if any condition to such party’s obligation to proceed with the Closing hereunder has not been satisfied as of the Closing Date or other applicable date and such condition is not cured within five (5) days after receipt of notice of default from the non-defaulting party, such non-defaulting party may, in its sole discretion, either (i) terminate this Agreement by delivering written notice to the other party on or before the Closing Date or other applicable date whereupon the Earnest Money shall be returned to Purchaser if Seller is the defaulting party or paid to Seller if Purchaser is the defaulting party, or (ii) elect to close, notwithstanding the non-satisfaction of such condition, in which event such party shall be deemed to have waived any such condition.

ARTICLE 6. DEFAULT AND REMEDIES

6.1. Purchaser’s Defaults; Seller’s Remedies.

(a) In the event of a breach by Purchaser of its obligations under this Agreement to effect the Closing, which breach is not cured within five (5) days after Purchaser’s receipt of notice of default from Seller (provided that no such cure period shall extend the Closing Date or apply for a breach of the obligation to close by the Closing Date) and Seller is willing, ready and able to perform its obligations hereunder, Seller’s sole remedy shall be to terminate this Agreement and receive and retain all Earnest Money and any earnings thereon as liquidated damages, not as a penalty. PURCHASER AND SELLER AGREE THAT IT WOULD BE EXTREMELY DIFFICULT OR IMPRACTICAL TO QUANTIFY THE ACTUAL DAMAGES TO SELLER IN THE EVENT OF A BREACH BY PURCHASER, THAT THE AMOUNT OF ALL EARNEST MONEY IS A REASONABLE ESTIMATE OF SUCH ACTUAL DAMAGES, AND THAT SELLER’S EXCLUSIVE REMEDY IN THE EVENT OF A BREACH BY PURCHASER SHALL BE TO RETAIN ALL EARNEST MONEY AND ANY EARNINGS THEREON AS LIQUIDATED DAMAGES.

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Initials of Seller	Initials of Purchaser

(b) After Closing, in the event of a breach by Purchaser of its obligations under this Agreement that survive Closing, Seller may exercise any rights and remedies available at law or in equity.

6.2. Seller’s Defaults; Purchaser’s Remedies.

(a) In the event of a material breach by Seller of its obligations under this Agreement, which breach is not cured within five (5) days after Seller’s receipt of notice of default from Purchaser (provided that no such cure period shall extend the Closing Date or apply for a breach of the obligation to close by the Closing Date), Purchaser may elect one of the following two remedies: (a) terminate this Agreement and receive: (i) a refund of the Earnest Money and any earnings thereon, plus (ii) reimbursement from Seller for Purchaser’s reasonable out of pocket costs incurred in connection with the negotiation of this Agreement, Purchaser’s diligence with respect to the Property, and

Purchaser’s actions in furtherance of the transactions contemplated by this Agreement (provided that said sum recoverable as reimbursement shall not exceed fifty thousand dollars ($50,000)); or (b) enforce specific performance of this Agreement against Seller, including the right to recover reasonable attorneys’ fees. PURCHASER AND SELLER AGREE THAT IT WOULD BE EXTREMELY DIFFICULT OR IMPRACTICAL TO QUANTIFY THE ACTUAL DAMAGES TO PURCHASER IN THE EVENT OF A BREACH BY SELLER, THAT THE AMOUNT OF ALL EARNEST MONEY IS A REASONABLE ESTIMATE OF SUCH ACTUAL DAMAGES, AND THAT IN THE EVENT PURCHASER SELECTS TO ENFORCE ITS REMEDIES UNDER (A) ABOVE, PURCHASER SHALL RECEIVE A REFUND OF ALL EARNEST MONEY AND ANY EARNINGS THEREON, AND PURCHASER’S OUT OF POCKET COSTS.

(b) After Closing, in the event of a breach by Seller of its obligations under this Agreement that survive Closing, Purchaser may exercise any rights and remedies available at law or in equity.

ARTICLE 7. CLOSING

7.1. Closing and Escrow. The consummation of the transaction contemplated herein (“Closing”) shall occur on the Closing Date at the offices of the Escrow Agent. Closing shall occur through an escrow with the Escrow Agent. Funds shall be deposited into and held by Escrow Agent in a closing escrow account with a bank satisfactory to Purchaser and Seller. Upon satisfaction or completion of all closing conditions and deliveries, Escrow Agent shall immediately record and deliver the Deed and deliver the closing documents to the appropriate parties and make disbursements according to the closing statements executed by Seller and Purchaser. Provided such supplemental escrow instructions are not in conflict with this Agreement as it may be amended in writing from time to time, Seller and Purchaser agree to execute such supplemental escrow instructions as may be appropriate to enable Escrow Agent to comply with the terms of this Agreement. The parties understand that the Closing shall occur in San Diego, California requiring that all necessary deliveries to escrow must be completed by 11:00 A.M. on the Closing Date.

7.2. Seller’s Deliveries in Escrow. On or before 11:00 A.M. on the Closing Date, Seller shall deliver in escrow to the Escrow Agent the following:

(a) Deed. That certain Special Warranty Deed substantially in the form of Exhibit G attached hereto (“Deed”), sufficient to vest title in Purchaser subject only to the Permitted Exceptions;

(b) Bill of Sale and Assignment of Ground Lease and Contracts. A counterpart of the Bill of Sale and Assignment of Ground Lease and Contracts substantially in the form of Exhibit H attached hereto (“Bill of Sale”), executed and acknowledged by Seller;

(c) Closing Certificate. A certificate from Seller in the form of Exhibit I attached hereto that contains an updated list of the Service Contracts to be assumed, each of which Seller shall certify to be true and correct as of Closing.

(d) NPS Lease. A counterpart of the NPS Lease substantially in the form of Exhibit J attached hereto;

(e) State Law Disclosures. Such disclosures and reports as are required by applicable state and local law in connection with the conveyance of real property;

(f) FIRPTA. A Foreign Investment in Real Property Tax Act affidavit executed by Seller;

(g) Terminations. Subject to Section 2.5, terminations effective no later than Closing of those Service Contracts which Purchaser has elected not to assume, including any management and leasing agreements affecting the Property;

(h) Authority. Evidence of the existence, organization and authority of Seller and of the authority of the persons executing documents on behalf of Seller required by and reasonably satisfactory to Purchaser’s counsel and Escrow Agent;

(i) Indemnity. A mechanic’s lien indemnity, if required, in form reasonably satisfactory to the Escrow Agent and the Title Company;

(j) Ground Lease. A copy of each of the documents that Seller is required to deliver in connection with the assignment of the Ground Lease; and

(k) Other Deliveries. Any other Closing deliveries required to be made by or on behalf of Seller hereunder or reasonably required to effect the Closing of this transaction consistent with this Agreement.

7.3. Purchaser’s Deliveries in Escrow. On or before 9:00 AM on the Closing Date, Purchaser shall deliver in escrow to the Escrow Agent the following:

(a) Purchase Price. The Purchase Price, less the Earnest Money that is applied to the Purchase Price plus or minus applicable prorations, deposited by Purchaser with the Escrow Agent in immediate, same-day federal funds wired for credit into the Escrow Agent’s escrow account;

(b) Bill of Sale and Assignment of Ground Lease and Contracts. A counterpart of the Bill of Sale, executed by Purchaser;

(c) NPS Lease. A counterpart of the NPS Lease, executed by Purchaser;

(d) State Law Disclosures. Such disclosures and reports as are required by applicable state and local law in connection with the conveyance of real property; and

(e) Other Deliveries. Any other Closing deliveries required to be made by or on behalf of Purchaser hereunder or reasonably required to effect the Closing of this transaction consistent with this Agreement.

7.4. NPS Lease. Upon receipt of the fully executed NPS Lease, Title Company shall date the NPS Lease the date of the Closing and deliver a completely executed copy of the NPS Lease to Purchaser and Seller.

7.5. Closing Statements/Closing Costs.

(a) Seller and Purchaser shall deposit with the Escrow Agent executed closing statements consistent with this Agreement in the form required by the Escrow Agent.

(b) Seller and Purchaser shall execute such returns, questionnaires and other documents as shall be required with regard to all applicable real property transaction taxes imposed by applicable federal, state or local law or ordinance.

(c) Seller shall pay the fees of any counsel representing Seller in connection with this transaction. Seller shall also pay the following costs and expenses:

(i) one-half of the escrow fee, if any, which may be charged by the Escrow Agent or the Title Company;

(ii) the transfer fees, if any, associated with the assignment of the Ground Lease pursuant to Section 4.1;

(iii) the owner’s title insurance premium for a standard title insurance policy;

(iv) the excise, recording, deed, imposed transfer tax, documentary stamp tax or similar tax which becomes payable by reason of the transfer of the Property under applicable state or local law, including, without limitation, any real estate excise tax;

(v) all of its recording fees.

(d) Purchaser shall pay the fees of any counsel representing Purchaser in connection with this transaction. Purchaser shall also pay the following costs and expenses:

(i) one-half of the escrow fee, if any, which may be charged by the Escrow Agent or the Title Company;

(ii) the costs associated with the issuance of an extended title insurance policy and the Purchaser’s Endorsements;

(iii) the cost of the Survey; and

(iv) all of its recording fees.

7.6. Possession. At the time of Closing, Seller shall continue to possess the Property without interruption.

7.7. Delivery of Books and Records. Immediately after the Closing, Seller shall deliver to the offices of Purchaser or Purchaser’s property manager: originals of the Service Contracts (or copies thereof if originals are not available) and the following to the extent the same exist and are in Seller’s possession or control and pertain to the Property: copies or originals of all books and records of account, contracts, copies of correspondence with suppliers, receipts for deposits, unpaid bills and other papers or documents which pertain to the Property; all permits and warranties; all advertising materials and booklets; and the original “as-built” plans and specifications for the Building and all other available plans and specifications and all operation manuals. Seller shall reasonably cooperate with Purchaser before and after Closing to transfer to Purchaser any such information stored electronically.

ARTICLE 8. PRORATIONS AND ADJUSTMENTS

8.1. Prorations. On or before Closing, Seller shall provide to Purchaser such information and verification reasonably necessary to support the prorations and adjustments under this Article 8. The items in Subsections (a) through (d) of this Section 8.1 shall be prorated between Seller and Purchaser, based on the actual number of days in the applicable period, as of the close of the day immediately preceding the Closing Date, the Closing Date being a day of income and expense to Purchaser:

(a) Taxes and Assessments. Purchaser shall receive a credit for any accrued but unpaid real estate taxes and assessments (including, without limitation, any assessments imposed by private covenant) applicable to any period before the Closing Date, even if such taxes and assessments are not yet due and payable. Purchaser shall receive a credit for any special assessments which are levied or charged against the Property applicable to any period before the Closing Date, whether or not then due and payable.

(b) Income. Purchaser shall receive a credit for any rent, operating expenses or other income accruing on or before the Closing Date pursuant to the terms of the NPS Lease.

(c) Ground Lease. Seller, as lessee under the Ground Lease, shall pay all rent and other operating costs and expenses in connection with the Land and the Improvements, if any, pursuant to the terms and conditions of the Ground Lease (the “Ground Lease Costs”) applicable to any period before the Closing Date. Purchaser shall pay the Ground Lease Costs applicable to any period on or after the Closing Date. Purchaser shall receive a credit for any unpaid Ground Lease Costs that are applicable to any period before the Closing Date, even if such Ground Lease Costs are not yet due and payable. Seller shall receive a credit for Ground Lease Costs that are paid before the Closing Date to the extent such costs are applicable to the period on or after the Closing Date.

(d) Service Contracts. Seller or Purchaser, as the case may be, shall receive a credit for regular charges under Service Contracts assumed by Purchaser pursuant to this Agreement paid and applicable to Purchaser’s period of ownership or payable and applicable to Seller’s period of ownership, respectively.

(e) Utilities. Seller shall cause the meters, if any, for utilities to be read the day on which the Closing Date occurs and to pay the bills rendered on the basis of such readings for the period prior to the Closing Date. If any such meter reading for any utility is not available, then adjustment therefor shall be made on the basis of the most recently issued bills therefor which are based on meter readings no earlier than thirty (30) days before the Closing Date and such adjustment shall be reprorated when the next utility bills are received.

8.2. Utility Deposits. Seller shall receive a credit for the amount of deposits, if any, with utility companies that are transferable and that are assigned to Purchaser at the Closing.

8.3. Sales Commissions. Seller and Purchaser represent and warrant each to the other that they have not dealt with any real estate broker, sales person or finder in connection with this transaction. In the event of any claim for broker’s or finder’s fees or commissions in connection with the negotiation, execution or consummation of this Agreement or the transactions contemplated hereby, each party shall indemnify and hold harmless the other party from and against any such claim based upon any statement, representation or agreement of such party.

8.4. Pre-Closing Expenses. Except as otherwise specifically provided in this Agreement or in any other written agreement that may be entered into between Seller and Purchaser, Seller has paid or will pay in full, prior to Closing (or promptly following receipt of a bill therefor if not received by the Closing), all bills and invoices for labor, goods, material and services of any kind relating to the Property and utility charges, relating to the period prior to Closing. Any alterations, installations, decorations and other work required to be performed by Seller under any and all agreements affecting the Property have been or will, by the Closing, be completed (except as otherwise provided in Section 4.3) and paid for in full by Seller.

ARTICLE 9. REPRESENTATIONS AND WARRANTIES

9.1. Seller’s Representations and Warranties. As a material inducement to Purchaser to execute this Agreement and consummate this transaction, Seller represents and warrants to Purchaser that:

(a) Organization and Authority. Seller has been duly organized, is validly existing, and is in good standing as a Delaware corporation. Seller is in good standing and is qualified to do business in the state in which the Real Property is located. Seller has the full right and authority and has obtained any and all consents required to enter into this Agreement and the NPS Lease and to consummate or cause to be consummated the transactions contemplated hereby. This Agreement has been, and all of the documents to be delivered by Seller at the Closing, including the NPS Lease, will be, authorized and properly executed and constitute, or will constitute, as appropriate, the valid and binding obligations of Seller, enforceable in accordance with their terms.

(b) Conflicts and Pending Actions or Proceedings. There is no agreement to which Seller is a party or, to Seller’s knowledge, binding on Seller or the Property which is in conflict with this Agreement or the NPS Lease, or which challenges or impairs Seller’s ability to execute or perform its obligations under this Agreement or the NPS Lease. There is not now pending or, to the best of Seller’s knowledge, threatened, any action, suit or proceeding before any court or governmental agency or body against Seller that would prevent Seller from performing its obligations hereunder or against or with respect to the Property. No condemnation, eminent domain or similar proceedings are pending or, to Seller’s knowledge, threatened with regard to the Property. Seller has not received any notice and has no knowledge of any pending or threatened liens, special assessments, impositions or increases in assessed valuations to be made against the Property.

(c) Leases. Seller is the sole occupant of the Property. As of the date hereof, there are no tenants under any leases affecting the Real Property and there are no lease or occupancy agreements affecting any portion of the Real Property other than the Ground Lease.

(d) Service Contracts; Operating Statements. The list of Service Contracts, if any, to be delivered to Purchaser pursuant to this Agreement is or will be true, correct, and complete as of the date of its delivery. The documents constituting the Service Contracts that are to be delivered to Purchaser are true, correct and complete copies of all of the Service Contracts affecting the Property. Neither Seller nor, to the best of Seller’s knowledge, any other party is in default under any Service Contract. The Operating Statements to be delivered to Purchaser pursuant to this Agreement, if any, will show all items of income and expense (operating and capital) incurred in connection with Seller’s ownership, operation, and management of the Property for the periods indicated and will be true, correct, and complete in all material respects.

(e) Legal Compliance. Seller has all material licenses, permits and certificates necessary for the use and operation of the Property, including, without limitation, all certificates of occupancy necessary for the lawful occupancy of the Property. Seller has received no written notice that the Property or the use thereof violates any governmental law or regulation or any covenants or restrictions encumbering the Property. Seller has not received any written notices of violations or alleged violations of any laws, rules, regulations or codes, including building codes, with respect to the Property which have not been corrected to the satisfaction of the issuer of the notice.

(f) Environmental. Seller has no knowledge of, and has received no notice of, any violation of Environmental Laws related to the Property or the presence or release of Hazardous Materials on or from the Property in violation of Environmental Laws. Seller has not used the Property or any part thereof for the release, generation, treatment, storage, handling or disposal of any Hazardous Materials, in violation of any Environmental Laws. There are no underground storage tanks located on the Property. The term “Environmental Laws” includes without limitation the Resource Conservation and Recovery Act and the Comprehensive Environmental Response Compensation and Liability Act and other federal laws governing the environment as in effect on the date of this Agreement, together with their implementing regulations, guidelines, rules or orders as of the date of this Agreement, and all state, regional, county, municipal and other local laws, regulations, ordinances, rules or orders that are equivalent or similar to the federal laws recited above or that purport to regulate Hazardous Materials. The term “Hazardous Materials” includes petroleum, including crude oil or any fraction thereof, natural gas, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel (or mixtures of natural gas or such synthetic gas), and any substance, material, waste, pollutant or contaminant listed or defined as hazardous or toxic under any Environmental Law.

(g) Withholding Obligation. Seller’s sale of the Property is not subject to any federal, state or local withholding obligation of Purchaser under the tax laws applicable to Seller or the Property.

(h) Disclosure. Other than this Agreement, the documents delivered at Closing pursuant hereto, and the Permitted Exceptions, and the Service Contracts, there are no contracts or agreements of any kind relating to the Property to which Seller or its agents is a party and which would be binding on Purchaser after Closing. Copies of Property Information delivered to Purchaser pursuant to Section 2.1 hereof are or will be true, correct and complete. Seller has delivered to Purchaser all books, notices, documents and agreements pertaining to the Property that are in Seller’s possession. To Seller’s knowledge, the Property Information does not contain a material misstatement of fact or omit to state a fact necessary in order to make the statements therein not misleading in any material respect. Seller is not aware of any current fact or circumstance pertaining to the condition of the Property that (1) have not been disclosed to Purchaser, or will not be disclosed to Purchaser pursuant to the Property Information, and (2) in Seller’s reasonable opinion have a material adverse impact on the value of the Property. Notwithstanding the foregoing, Purchaser agrees that, so long as Seller discloses the foregoing information in a manner which is not misleading in any material respect, Purchaser shall be fully responsible for all information that is: (a) readily apparent from a review of the Property Information delivered to Purchaser pursuant to Section 2.1, the Survey, the Preliminary Title Report and/or any reports or studies obtained by Purchaser; (b) apparent from an inspection of the Building, and/or (c) otherwise disclosed to Purchaser.

(i) ERISA. Seller is not and is not acting on behalf of an “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, a “plan” within the meaning of Section 4975 of the Internal Revenue Code of 1986, as amended or an entity deemed to hold “plan assets” within the meaning of 29 C.F.R. § 2510.3-101 of any such employee benefit plan or plans.

(j) Zoning. The Property’s zoning classification is Research Park, and permits the use of the Property in the manner in which it is currently being used. There is no proceeding pending or, to Seller’s knowledge, threatened, to modify the zoning for the Property.

(k) Ground Lease. The Ground Lease is in full force and effect and no default, dispute or controversy exists under the Ground Lease. Seller has not received any notice of any default or breach on the part of lessee under the Ground Lease, nor, to Seller’s knowledge, does there exist any such default or breach on the part of lessee.

9.2. Purchaser’s Representations and Warranties. As a material inducement to Seller to execute this Agreement and consummate this transaction, Purchaser represents and warrants to Seller that:

(a) Organization and Authority. Purchaser has been duly organized and is validly existing as a Maryland limited partnership, in good standing and will be qualified to do business in the state in which the Real Property is located on the Closing Date. Subject only to obtaining certain internal approvals on or before the expiration of the Due Diligence Period, Purchaser has the full right and authority and has obtained any and all consents required to enter into this Agreement and to consummate or cause to be consummated the transactions contemplated hereby. This Agreement has been, and all of the documents to be delivered by Purchaser at the Closing will be, authorized and properly executed and constitutes, or will constitute, as appropriate, the valid and binding obligation of Purchaser, enforceable in accordance with their terms.

(b) Conflicts and Pending Action. There is no agreement to which Purchaser is a party or to Purchaser’s knowledge binding on Purchaser which is in conflict with this Agreement. There is no action or proceeding pending or, to Purchaser’s knowledge, threatened against Purchaser which challenges or impairs Purchaser’s ability to execute or perform its obligations under this Agreement.

(c) “As-Is” Purchase. Purchaser is an experienced commercial real estate owner and, except as set forth in this Agreement or in any document executed at Closing pursuant to or in connection with this Agreement, shall rely solely upon its own evaluation and investigation of the condition and all aspects of the Property. Purchaser acknowledges that this Agreement grants to Purchaser the opportunity to fully evaluate the condition and all aspects of the Property. Purchaser has asked for, and has obtained in this Agreement, disclosure of information and documents regarding the Property which is in Seller’s possession or control. Accordingly, except to the extent that Seller fraudulently or intentionally conceals or makes misrepresentations as to the condition or suitability of the Property and except for Seller’s representations and warranties set forth in this Agreement and the warranties set forth in any closing documents delivered to Purchaser from Seller, Purchaser acknowledges that it is not relying upon any representations of Seller as to the condition of the Property or its suitability for Purchaser’s intended use. Subject to the foregoing, in the event Purchaser does not terminate this Agreement pursuant to Section 2.2 above, Purchaser shall be deemed to accept the Property “as is” in all respects and without representation and warranty except as specifically set forth in this Agreement.

9.3. Survival of Representations and Warranties. The representations and warranties set forth in this Article 9 are made as of the Effective Date and are remade as of the Closing Date, and such representations and warranties (and any representations and warranties in any other documents delivered to Purchaser pursuant to the provisions of this Agreement) shall not be deemed to be merged into or waived by the instruments of Closing, but shall survive the Closing.

ARTICLE 10. MISCELLANEOUS

10.1. Parties Bound. Neither party may assign this Agreement without the prior written consent of the other, and any such prohibited assignment shall be void; provided, however, that Purchaser may assign this Agreement without Seller’s consent to an Affiliate (including without limitation BioMed Realty Trust, Inc. or BMR-383 Colorow Drive LLC). Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the respective legal representatives, successors, assigns, heirs, and devisees of the parties. For the purposes of this paragraph, the term “Affiliate” means (i) an entity that directly or indirectly controls, is controlled by or is under common control with Purchaser, or (ii) a partnership or other entity in which Purchaser or an entity described in (i) is a partner or other owner; and the term “control” means the power to direct the management of such entity through voting rights, ownership or contractual obligations.

10.2. Headings. The article and paragraph headings of this Agreement are for convenience only and in no way limit or enlarge the scope or meaning of the language hereof.

10.3. Expenses. Except as otherwise expressly provided herein, each party hereto shall pay its own expenses incident to this Agreement and the transactions contemplated hereunder, including all legal and accounting fees and disbursements.

10.4. Invalidity and Waiver. If any portion of this Agreement is held invalid or inoperative, then so far as is reasonable and possible the remainder of this Agreement shall be deemed valid and operative, and, to the greatest extent legally possible, effect shall be given to the intent manifested by the portion held invalid or inoperative. The failure by either party to enforce against the other any term or provision of this Agreement shall not be deemed to be a waiver of such party’s right to enforce against the other party the same or any other such term or provision in the future.

10.5. Governing Law and Venue. This Agreement shall, in all respects, be governed, construed, applied, and enforced in accordance with the laws of the state of Utah and venue and jurisdiction in any action involving, relating to or arising from this Agreement shall lie solely and exclusively with the courts in the County of Salt Lake, State of Utah.

10.6. Survival. The provisions of this Agreement and the obligations of the parties not fully performed at the Closing shall survive the Closing for one year and shall not be deemed to be merged into or waived by the instruments of Closing. Any claim for performance of an obligation after Closing shall be barred and shall lapse unless a claim is made in writing, with a description of the claim made, on or before the first anniversary of Closing.

10.7. No Third Party Beneficiary. This Agreement is not intended to give or confer any benefits, rights, privileges, claims, actions, or remedies to any person or entity as a third party beneficiary, decree, or otherwise.

10.8. Entirety and Amendments. This Agreement embodies the entire agreement between the parties and supersedes all prior agreements and understandings relating to the Property. This Agreement may be amended or supplemented only in writing by a non-electronic instrument executed by the party against whom enforcement is sought. For the avoidance of doubt, copies of signed instruments that are electronically transmitted constitute a writing for this purpose.

10.9. Time of the Essence. Time is of the essence in the performance of this Agreement.

10.10. Time. All times, whenever specified herein, shall be local time in San Diego, California.

10.11. Confidentiality. Subject to Section 10.12, (i) the parties agree to keep all negotiations and the terms of this Agreement confidential, and shall not disclose such terms to any person, without the prior written approval of the other party, and (ii) Purchaser agrees that the books, records and other information relating to the Property reviewed by or delivered to Purchaser as well as the results from all studies, tests and inspections conducted on the Real Property by Purchaser or its representatives are confidential information under this Agreement and shall not be disclosed nor used by Purchaser except in furtherance of completing the transactions contemplated by this Agreement. The confidentiality obligations set out in this Section 10.11 shall survive the termination of this Agreement and the Closing.

10.12. Press Release. Until the Closing, neither Seller nor Purchaser will release or cause or permit to be released any press notices, or publicity (oral or written) or advertising promotion relating to, or otherwise announce or disclose or cause or permit to be announced or disclosed, in any manner whatsoever, the terms, conditions or substance of this Agreement without first obtaining the written consent of the other party except those disclosures that are required by law, including the federal securities laws, applicable stock exchange requirements or contractual obligation (in which case notice shall be timely provided to the other party of such requirement and disclosure). The foregoing shall not preclude either party from discussing the substance or any relevant details of such transactions with any of its attorneys, accountants, professional consultants, lenders, partners, investors, or any prospective lender, partner or investor, as the case may be, or prevent either party hereto, from complying with laws, rules, regulations and court orders, including without limitation, governmental regulatory, disclosure, tax and reporting requirements, or from making disclosures in the ordinary course of its due diligence inspections and contacts with third parties related thereto. Notwithstanding the foregoing, any party to this transaction (and each employee, agent or representative of the foregoing) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transaction and all materials of any kind (including opinions or other tax analyses) that are provided to them relating to such tax treatment and tax structure except to the extent maintaining such confidentiality is necessary to comply with any applicable federal or state securities laws. The authorization in the preceding sentence is not intended to permit disclosure of any other information unrelated to the tax treatment and tax structure of the transaction including (without limitation) (i) any portion of the transaction documents or related materials to the extent not related to the tax treatment or tax structure of the transaction, (ii) the existence or status of any negotiations unrelated to the tax issues, or (iii) any other term or detail not relevant to the tax treatment or the tax structure of the transaction.

10.13. Attorneys’ Fees. Should either party employ attorneys to enforce any of the provisions hereof, the non-prevailing party agrees to pay the prevailing party all reasonable costs, charges, and expenses, including reasonable attorneys’ fees, expended or incurred by the prevailing party in connection therewith, whether incurred prior to, during or subsequent to any bankruptcy, receivership, reorganization, appellate, or other legal proceeding.

10.14. Notices. All notices required or permitted hereunder shall be in writing and shall be served on the parties at the addresses set forth in Exhibit K. Any such notices shall be either (i) sent by overnight delivery using a nationally recognized overnight courier, in which case notice shall be deemed delivered one business day after deposit with such courier, (ii) sent by facsimile on a business day, in which case notice shall be deemed delivered upon transmission of such notice with confirmed receipt by the sender’s machine, or (iii) sent by personal delivery, in which case notice shall be deemed delivered upon receipt or refusal of delivery. A party’s address may be changed by written notice to the other party; provided, however, that no notice of a change of address shall be effective until actual receipt of such notice. Copies of notices are for informational purposes only, and a failure to give or receive copies of any notice shall not be deemed a failure to give notice. The attorney for a party has the authority to send notices on behalf of such party.

10.15. Construction. The parties acknowledge that the parties and their counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any exhibits or amendments hereto.

10.16. Remedies Cumulative. Except as expressly provided to the contrary in this Agreement, the remedies provided in this Agreement shall be cumulative and shall not preclude the assertion or exercise of any other rights or remedies available by law, in equity or otherwise.

10.17. Calculation of Time Periods. Unless otherwise specified, in computing any period of time described herein, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, unless such last day is a Saturday, Sunday or legal holiday for national banks in the location where the Property is located, in which event the period shall run until the end of the next day which is neither a Saturday, Sunday, or legal holiday. The last day of any period of time described herein and the time during any day by which an event must occur shall be deemed to end at 5 p.m.

10.18. Public Company Requirements. Upon Purchaser’s request, for a period of two (2) years after Closing, Seller shall make any books and records of the Property remaining in possession of Seller available to Purchaser for inspection, copying and audit by Purchaser’s designated accountants, and at Purchaser’s expense. Seller shall provide Purchaser, but without third-party expense to Seller, with copies of, or access to, such factual information in connection with this Agreement and/or the Property as may be reasonably requested by Purchaser, and in the possession or control of Seller, to enable Purchaser to comply with applicable filing requirements of the Securities and Exchange Commission. Purchaser or its designated independent or other accountants may audit the operating statements of the Property, and Seller shall supply such documentation in its possession or control as Purchaser or its accountants may reasonably request in order to complete such audit and shall provide to Purchaser’s auditors a representation letter from Seller or its representative reasonably satisfactory to Purchaser’s auditors in connection with such audit.

10.19. Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of such counterparts shall constitute one agreement. To facilitate execution of this Agreement, the parties may execute and exchange by telephone facsimile counterparts of the signature pages.

10.20. Further Assurances. In addition to the acts and deeds recited herein and contemplated to be performed, executed or delivered by either party at Closing, each party agrees to perform, execute and deliver, on or after the Closing any further actions, documents, and will obtain such consents, as may be reasonably necessary or as may be reasonably requested to fully effectuate the purposes, terms and conditions of this Agreement or to further perfect the conveyance, transfer and assignment of the Property to Purchaser.

10.21. Approval. To the extent any approval or consent shall be required in this Agreement such approval or consent shall not be unreasonably withheld, unless the terms of and conditions of such approval or consent are to the sole discretion of such party.

10.22. Waiver of Jury Trial. TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY.

[Signature Page Follows]

EXECUTION VERSION

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, as of the Effective Date.

SELLER:		PURCHASER:

NPS PHARMACEUTICALS, INC., a Delaware corporation		BIOMED REALTY, L.P., a Maryland limited partnership

By	/s/ MORGAN R. BROWN	By	/s/ GARY A. KREITZER
Name:	Morgan R. Brown	Name:	Gary A. Kreitzer
Title:	VP Financie	Title:	Executive Vice President

[SIGNATURE PAGE: 383 COLOROW DRIVE PURCHASE AND SALE AGREEMENT]

Escrow Agent has executed this Agreement in order to confirm that Escrow Agent shall act as escrowee with respect to and hold in escrow the Earnest Money and the interest earned thereon, and shall disburse the Earnest Money and the interest earned thereon, pursuant to the provisions of Exhibit B hereof.

ESCROW AGENT:

LANDAMERICA COMMERCIAL SERVICES

By	/s/ PAULA MRUZ
Name:	Paula Mruz
Title:	Escrow Officer

Dated: December 21, 2005

[SIGNATURE PAGE: 383 COLOROW DRIVE PURCHASE AND SALE AGREEMENT]

AGREEMENT OF PURCHASE AND SALE

[383 Colorow Drive, Salt Lake City, Utah]

EXHIBITS

Exhibit A	Legal Description of Land

Exhibit B	Earnest Money Escrow Provisions

Exhibit C	Property Information

Exhibit D	Ground Lessor Estoppel Certificate

Exhibit E	Seller Estoppel Certificate

Exhibit F	Survey Certification

Exhibit G	Deed

Exhibit H	Bill of Sale and Assignment of Ground Lease and Contracts

Exhibit I	Closing Certificate

Exhibit J	NPS Lease

Exhibit K	Notice Addresses

EXHIBIT A

LEGAL DESCRIPTION OF LAND

Property located on the University Of Utah at Research Park.

Three parcels of land located within the Southeast Quarter Of Section 3, Township 1 South, Range 1 East, Salt Lake Base And Meridian, described as follows:

Leasehold estate:

Beginning at a point South 65°11’09” East 66.35 feet and North 54°38’21” East 190.000 feet from the existing street monument at Tabby Lane and Colorow Drive, said point of beginning also being a record West 1970.16 feet, North 1931.31 feet, and North 54°38’21” East 190.000 feet From the Southeast Corner of Section 3, Township 1 South, Range 1 East, Salt Lake Base and Meridian; and running thence North 54°42’57” West 573.288 feet; thence North 35°21’39” West 61.714 feet; thence North 54°38’21” East 589.38 feet; thence South 35°21’40” East 602.601 feet; thence South 54°38’21” West 399.379 feet to the point of beginning.

Non-exclusive easements for purposes of access and landscaping to run concurrently with the Lease:

Beginning at a point South 65°11’09” East 66.35 feet from the existing street monument a Tabby Lane and Colorow Drive, said Point Of Beginning also being a record West 1970.16 feet and North 1931.31 feet from the Southeast Corner of Section 3, Township 1 South, Range 1 East, Salt Lake Base and Meridian; and running thence North 35°21’39” West 540.887 feet; thence South 54°42’57” East 573.288 feet; thence South 54°38’21” West 190.000 feet to the point of beginning, and

Beginning at a point South 65°11’09” East 66.35 feet and North 54°38’21” East 589.379 feet from the existing street monument at Tabby Lane and Colorow Drive, said point of beginning also being a record West 1970.16 feet, North 1931.31 feet and North 54°38’21” East 589.379 feet from the Southeast Corner of Section 3, Township 1 South, Range 1 East, Salt Lake Base and Meridian; and running thence North 35°21’40” West 602.601 feet; thence South 46°58’28” East 615.196 feet; thence South 54°38’21” West 123.845 feet to the point of beginning

The following is shown for informational purposes only: Tax Parcel No. 16-03-400-002-2007 and 16-03-400-002-6007

The basis of bearing for this parcel is the record bearing of North 35°21’39” West along the center line of Colorow Drive between the existing street monuments at Tabby Lane and Wakara Drive.

[EXHIBIT A]

EXHIBIT B

EARNEST MONEY ESCROW PROVISIONS

1. Investment and Use of Funds. The Escrow Agent shall invest the Earnest Money in government insured interest-bearing accounts satisfactory to Purchaser, shall not commingle the Earnest Money with any funds of the Escrow Agent or others, and shall promptly provide Purchaser and Seller with confirmation of the investments made. If the Closing under this Agreement occurs, the Escrow Agent shall deliver the Earnest Money to, or upon the instructions of, Seller on the Closing Date.

2. Termination Before Expiration of Due Diligence Period. Purchaser shall notify the Escrow Agent of the date that the Due Diligence Period ends promptly after such date is established under this Agreement, and Escrow Agent may rely upon such notice. If Purchaser elects to terminate this Agreement prior to the expiration of the Due Diligence Period pursuant to Section 2.2, Purchaser shall deliver written notice of such termination to Seller and Escrow Agent. Within three (3) business days of its receipt of such termination notice, Escrow Agent shall pay the entire Earnest Money to Purchaser; provided, however, that if Seller shall, within said three (3) business day period, deliver to Purchaser and the Escrow Agent a written notice that it disputes Purchaser’s claim to the Earnest Money under Section 2.2, Escrow Agent shall retain the Earnest Money until it receives written instructions executed by both Seller and Purchaser as to the disposition and disbursement of the Earnest Money, or until ordered by final court order, decree or judgment, which is not subject to appeal, to deliver the Earnest Money to a particular party, in which event the Earnest Money shall be delivered in accordance with such notice, instruction, order, decree or judgment.

3. Termination After Expiration of Due Diligence Period. Except as otherwise expressly provided herein, at any time after the expiration of the Due Diligence Period, upon not less than three (3) business days’ prior written notice to the Escrow Agent and the other party, Escrow Agent shall deliver the Earnest Money to the party requesting the same; provided, however, that if the other party shall, within said three (3) business day period, deliver to the requesting party and the Escrow Agent a written notice that it disputes the claim to the Earnest Money, Escrow Agent shall retain the Earnest Money until it receives written instructions executed by both Seller and Purchaser as to the disposition and disbursement of the Earnest Money, or until ordered by final court order, decree or judgment, which is not subject to appeal, to deliver the Earnest Money to a particular party, in which event the Earnest Money shall be delivered in accordance with such notice, instruction, order, decree or judgment.

4. Interpleader. Seller and Purchaser mutually agree that in the event of any controversy regarding the Earnest Money, unless mutual written instructions are received by the Escrow Agent directing the Earnest Money’s disposition, the Escrow Agent shall not take any action, but instead shall await the disposition of any proceeding relating to the Earnest Money or, at the Escrow Agent’s option, the Escrow Agent may interplead all parties and deposit the Earnest Money with a court of competent jurisdiction in which event the Escrow Agent may recover all of its court costs and reasonable attorneys’ fees. Seller or Purchaser, whichever loses in any such interpleader action, shall be solely obligated to pay such costs and fees of the Escrow Agent, as well as the reasonable attorneys’ fees of the prevailing party in accordance with the other provisions of this Agreement.

5. Liability of Escrow Agent. The parties acknowledge that the Escrow Agent is acting solely as a stakeholder at their request and for their convenience, that the Escrow Agent shall not be deemed to be the agent of either of the parties, and that the Escrow Agent shall not be liable to either of the parties for any action or omission on its part taken or made in good faith, and not in disregard of this Agreement, but shall be liable for its negligent acts and for any loss, cost or expense incurred by Seller or Purchaser resulting from the Escrow Agent’s mistake of law respecting the Escrow Agent’s scope or nature of its duties. Seller and Purchaser shall jointly and severally indemnify and hold the Escrow Agent harmless from and against all costs, claims and expenses, including reasonable attorneys’ fees, incurred in

[EXHIBIT B]

connection with the performance of the Escrow Agent’s duties hereunder, except with respect to actions or omissions taken or made by the Escrow Agent in bad faith, in disregard of this Agreement or involving negligence on the part of the Escrow Agent.

[EXHIBIT B]

EXHIBIT C

LIST OF PROPERTY INFORMATION

(a) Operating Statements. Operating statements of the Property for the current year (“Operating Statements”);

(b) Tax Statements. Copies or a summary of ad valorem tax statements relating to the Property for the current year or other current tax period (if available);

(c) Leases. Copies of all leases and license agreements, and any and all subleases currently in effect pertaining to the Property

(d) Service Contracts. A list of and copies of any and all service contracts affecting the Property (“Service Contracts”);

(e) Maintenance Records. All available maintenance work orders for the current year;

(f) List of Capital Improvements. A list of all capital improvements known to Seller and performed on the Property prior to the date hereof;

(g) Reports. Any environmental, soil, structural engineering, drainage and other physical inspection reports, assessments, audits and surveys related to the Property;

(h) Plans and Specifications. All construction plans and specifications relating to the original development of the Property;

(i) Insurance. Copies of Seller’s certificates of insurance for the Property and any notices received from insurance carriers;

(j) Proceedings. Copies of any documents or materials (except for privileged documents) relating to any litigation, investigation, condemnation, or proceeding of any kind pending or threatened affecting any of the Property or the ability of Seller to consummate the transaction contemplated by this Agreement;

(k) Existing Title and Survey Documents. Copy of Seller’s existing title insurance policy, any existing surveys of the Property, any right of way agreements or easement agreements and a copy of the existing mortgage affecting the Property;

(l) Architectural and Engineering Records. Copies of: any and all elevator inspection certificates and reports; physical condition reports; mechanical and electrical inspection reports; geotechnical reports; warranties (roof, mechanical equipment, etc.); building permits and certificates of occupancy; any structural and engineering studies prepared since original construction; ADA surveys and reports; notices of any violations of building or fire codes; maintenance logs for major equipment; and plans for any rooftop antenna installations;

(m) Accounting. Copies of the following items to the extent applicable to the Property: fixed asset and accumulated depreciation schedules; budgets for the current and prior years with supporting assumptions; operating statements for the current year; general ledger for the current and prior years;

(n) Land/Development Records. Copies of: any easements, CCRs or other recorded documents affecting the Property, and any unrecorded agreements to which Purchaser would be subject post-closing; all agreements with or applications to any governmental authority relating to zoning, use, development, subdivision or planning of the Property; and information relating to the availability and location of utilities;

[EXHIBIT C]

(o) Environmental Records. All Phase One / Phase Two Environmental Assessments for the Property, asbestos audits of the Property, environmental reports related to the Property; and any notices from or to any governmental authority regarding Hazardous Materials on or relating to the Property;

(p) Loan Documents. Copies of all documents evidencing, securing or otherwise effecting the Property, including, without limitation, collateral assignments, control agreements, and a list of all impound, holdback and reserve accounts used in connection with such loan; and

(q) Other. Copies of any written notices from any governmental agencies regarding the Property; any and all appraisals performed with respect to the Property, and such other documents or materials concerning the Property as may be reasonably requested by Purchaser.

[EXHIBIT C]

EXHIBIT D

GROUND LESSOR ESTOPPEL CERTIFICATE

To:	BioMed Realty, L.P.

17140 Bernardo Center Drive, Suite 222

San Diego, CA 92128

Attention: Mr. Gary A. Kreitzer

NPS Pharmaceuticals, Inc.

383 Colorow Drive

Salt Lake City, Utah 84108

Attn: Office of General Counsel

LandAmerica Commercial Services

750 B. Street, #3000

San Diego, California 92101

Attn: Kathy Leicht

Re:	Property Address: 383 Colorow Drive, Salt Lake City, Utah (the “Property”)

NPS Pharmaceuticals, Inc., a Delaware corporation (“Lessee”) has entered into that certain Agreement for Purchase and Sale, dated December 20, 2005, by and between Lessee and BioMed Realty, L.P., a Maryland limited partnership (the “Purchaser”) whereby Purchaser shall acquire a fee interest in the Property.

With the knowledge and understanding that Purchaser will be relying on the statements contained herein in acquiring the Property, as of the date hereof, The University of Utah (“Ground Lessor”) hereby certifies to Purchaser as follows:

1.	Ground Lessor is the lessor at the Property under that certain Ground Lease (the “Lease”) dated December 10, 2003; the Lease has not been cancelled, modified, assigned, extended or amended and there are no other agreements, written or oral, affecting or relating to Ground Lessor’s lease of the Land as described on Exhibit A attached hereto (the “Land”), together with all improvements and fixtures located on the Land (the “Improvements”).

2.	Lessee has full possession of the approximately 93,650 rentable square foot, three-story laboratory and office building located on the Land.

3.	Ground Lessor has not assigned the Lease, except: . The Lease, subject to any rights of extension, terminates on .

4.	All base rent, rent escalations and additional rent under the Lease has been paid through , 20 . There is no prepaid rent, except $ , and the amount of security deposit is $ . Lessee currently has no right to any future rent abatement under the Lease, except: .

5.	Base rent is currently payable in the amount of $ per month.

6.	Lessee is currently paying estimated payments of additional rent of $ per month on account of real estate taxes, insurance, and common area maintenance expenses.

[EXHIBIT D]

7.	To the best of Ground Lessor’s knowledge, Lessee has not assigned the Lease or sublet any part of the Land or the Improvements and does not hold the Land or the Improvements under an assignment or sublease, except .

8.	The Lease is in full force and effect, free from default and free from any event which could become a default under the Lease and Ground Lessor has no claims against the Lessee, and there are no disputes with the Lessee.

9.	Ground Lessor has received no notice of prior sale, transfer or assignment, hypothecation or pledge of the Lease or of the rents payable thereunder, except .

10.	Ground Lessor has waived its right to purchase the Property pursuant to that certain Waiver dated [ ], between Ground Lessor and Lessee.

11.	To the best of Ground Lessor’s knowledge, no hazardous wastes have been generated, treated, stored, or disposed of by or on behalf of Ground Lessor or Lessee on the Land or the Improvements in violation of any environmental laws.

12.	Ground Lessor hereby consents to the assignment of Lessee’s rights under the Lease to BMR-383 Colorow Drive LLC, a Delaware limited liability company.

The undersigned has executed this Estoppel Certificate with the knowledge and understanding that BioMed Realty, L.P., or its assignee, is acquiring the Property in reliance on this Estoppel Certificate and that the undersigned will be bound by this Estoppel Certificate. The statements contained herein may be relied upon by BioMed Realty, L.P., BMR-383 Colorow Drive LLC, BioMed Realty Trust, Inc., NPS Pharmaceuticals, Inc., and LandAmerica Commercial Services, and any mortgagee of the Property and their respective successors and assigns.

Dated this day of , 2005.

______________________________________________________________

By
Name:
Title:

[EXHIBIT D]

EXHIBIT E

SELLER ESTOPPEL CERTIFICATE

To:	BioMed Realty, L.P.

17140 Bernardo Center Drive, Suite 222

San Diego, CA 92128

Attention: Mr. Gary A. Kreitzer

LandAmerica Commercial Services

750 B. Street, #3000

San Diego, California 92101

Attn: Kathy Leicht

Re:	Property Address: 383 Colorow Drive, Salt Lake City, Utah (the “Property”)

NPS Pharmaceuticals, Inc. (“Seller”) has entered into that certain Agreement for Purchase and Sale, dated December 20, 2005, by and between Seller and BioMed Realty, L.P. (the “Purchaser”) whereby Purchaser shall acquire a fee interest in the Property.

With the knowledge and understanding that Purchaser will be relying on the statements contained herein in acquiring the Property, as of the date hereof, Seller hereby certifies to Purchaser as follows:

1.	Seller is the lessee at the Property under that certain Ground Lease (the “Lease”), by and between Seller, as lessee, and The University of Utah (“Ground Lessor”), as lessor, dated December 10, 2003; the Lease has not been cancelled, modified, assigned, extended or amended and there are no other agreements, written or oral, affecting or relating to Seller’s lease of the Land as described on Exhibit A attached hereto (the “Land”), together with all improvements and fixtures located on the Land (the “Improvements”).

2.	Seller has full possession of the approximately 93,650 rentable square foot, three-story laboratory and office building located on the Land.

3.	To the best of Seller’s knowledge, Ground Lessor has not assigned the Lease, except: . The Lease, subject to any rights of extension, terminates on .

4.	All base rent, rent escalations and additional rent under the Lease has been paid through , 20 . There is no prepaid rent, except $ , and the amount of security deposit is $ . Lessee currently has no right to any future rent abatement under the Lease, except: .

5.	Base rent is currently payable in the amount of $ per month.

6.	Lessee is currently paying estimated payments of additional rent of $ per month on account of real estate taxes, insurance, and common area maintenance expenses.

7.	Seller has not assigned the Lease or sublet any part of the Land or the Improvements and does not hold the Land or the Improvements under an assignment or sublease, except .

8.	The Lease is in full force and effect, free from default and free from any event which could become a default under the Lease and Seller has no claims against the Ground Lessor, and there are no disputes with the Ground Lessor.

[EXHIBIT E]

9.	To the best of Seller’s knowledge, Ground Lessor has received no notice of prior sale, transfer or assignment, hypothecation or pledge of the Lease or of the rents payable thereunder, except .

10.	Ground Lessor has waived its right to purchase the Property pursuant to that certain Waiver dated [ ], between Ground Lessor and Lessee.

11.	To the best of Seller’s knowledge, no hazardous wastes have been generated, treated, stored, or disposed of by or on behalf of Ground Lessor or Seller on the Land or the Improvements in violation of any environmental laws.

The undersigned has executed this Estoppel Certificate with the knowledge and understanding that BioMed Realty, L.P., or its assignee, is acquiring the Property in reliance on this Estoppel Certificate and that the undersigned will be bound by this Estoppel Certificate. The statements contained herein may be relied upon by BioMed Realty, L.P., BMR-383 Colorow Drive LLC, BioMed Realty Trust, Inc. and LandAmerica Commercial Services, and any mortgagee of the Property and their respective successors and assigns.

Dated this                         day of             , 2005.

NPS PHARMACEUTICALS, INC., a Delaware corporation

By
Name:
Title:

[EXHIBIT E]

EXHIBIT F

SURVEY CERTIFICATION

I, [                        ], a registered land surveyor, do hereby certify to BioMed Realty, L.P., BioMed Realty Trust, Inc., BMR-383 Colorow Drive LLC and LandAmerica Commercial Services, and their respective successors and assigns, that the accompanying plat of survey represents a true and accurate survey made by me of the following described property (the “Property”) on the             day of                                     , 2005:

I further certify that:

(i) This map or plat and the survey on which it is based were made in accordance with laws regulating surveying in the State of Utah, and with the “Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys,” jointly established and adopted by American Land Title Association (“ALTA”) and American Congress on Surveying and Mapping (“ACSM”) in 1999 and includes 1, 2, 3, 4, 6, 7a, 7b1, 7c, 8, 9, 10, 11(a), 13, 14 and 16 in Table A contained therein. Pursuant to the Accuracy Standards as adopted by ALTA, National Society of Professional Surveyors, and ACSM and in effect on the date of this certification, undersigned further certifies that proper field procedures, instrumentation, and adequate survey personnel were employed in order to achieve results comparable to those outlined in the “Minimum Angle, Distance, and Closure Requirements for Survey Measurements Which Control Land Boundaries for ALTA/ACSM Land Title Surveys”;

(ii) That said survey accurately shows the location of all buildings, structures and other improvements situated on the                     acre tract known as 383 Colorow Drive, Salt Lake City, Utah;

(iii) There are no party walls included in any buildings, structures, or other improvements on the Property;

(iv) Except as shown, there are no encroachments on adjoining premises, streets, or alleys by any of the buildings, structures, or other improvements on the Property;

(v) Except as shown, there are no encroachments on the Property by any buildings, structures, or other improvements located on adjoining premises;

(vi) Except as shown, there are no encroachments on the Property by any buildings, structures or other improvements across set back, side yard and rear yard lines shown on the recorded plat or set forth in the applicable zoning ordinance which were provided by the County of Salt Lake;

(vii) Said described property is located within an area having a Zone Designation of                     [(describe zone designation)] by the Federal Emergency Management Agency (FEMA) on Flood Insurance Rate Map No.                     , with a date of identification of                                                  , for Community No.                             , in County of Salt Lake, State of Utah, which is the current Flood Insurance Rate Map for the community in which said premises is situated;

(viii) That the record description of the Property forms a mathematically closed figure;

(ix) That the Property has access to a dedicated public street or streets known as                                                              ;

[EXHIBIT F]

(x) The total number of striped parking spaces on the subject property is                         , including                 designated handicap spaces; and

(xi) That the undersigned has received and examined a copy of title commitment number             issued by                                 with an effective date of                         and that all easements, covenants and restrictions referenced in said title commitment or apparent from a physical inspection of the site or otherwise known to me have been plotted hereon or otherwise noted as to their effect on the subject property.

[LICENSE NUMBER AND SEAL]

[NAME OF SURVEYOR]

[Insert Proper Acknowledgment]

[EXHIBIT F]

EXHIBIT G

FORM OF DEED

When recorded, return to

(and send tax notices to):

BMR-383 COLOROW DRIVE LLC

17140 Bernardo Center Drive, Suite 222

San Diego, California 92128

Attn: Gary A. Kreitzer

Tax Parcel ID No.:

SPECIAL WARRANTY DEED

For Ten Dollars ($10.00) and other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, NPS PHARMACEUTICALS, INC., a Delaware corporation (“Grantor”), whose address is 383 Colorow Drive, Salt Lake City, Utah, 84108, hereby sells, conveys, and warrants against all claiming by, through, or under, Grantor to BMR-383 COLOROW DRIVE LLC, a Delaware limited liability company (“Grantee”), whose address is 17140 Bernardo Center Drive, Suite 222, San Diego, California 92128, the following described real property located in Salt Lake County, Utah, to wit:

Beginning at a point S65º11’09”E 66.35 feet and N54º38’21”E 190.000 feet from the existing street monument at Tabby Lane and Colorow Drive and running thence N54º42’57”W 573.288 feet; thence N35º21’39”W 61.714 feet; thence N54º38’21”E 589.38 feet; thence S35º21’40”E 602.601 feet; thence S54º38’21”W 399.379 feet to the Point Of Beginning. Contains 6.974 Acres

Also includes the following non-exclusive easements for purposes of access and landscaping to run concurrently with the Lease:

Beginning at a point S65º11’09”E 66.35 feet from the existing street monument at Tabby Lane and Colorow Drive and running thence N35º21’39”W 540.887 feet; thence S54º42’57”E 573.288 feet; thence S54º38’21”W 190.000 feet to the Point of Beginning.

Contains 1.180 Acres

Beginning at a point S65º11’09”E 66.35 feet and N54º38’21”E 589.379 feet from the existing street monument at Tabby Lane and Colorow Drive and running thence N35º21’40”W 602.601 feet; thence S46º58’28”E 615.196 feet; thence S54º38’21”W 123.845 feet to the Point of Beginning.

Contains 0.857 Acres

The Basis of Bearing for these parcels is the record bearing of N35º21’39”W along the center line of Colorow Drive between the existing street monuments at Tabby Lane and Wakara Drive.

[EXHIBIT G]

Grantor has executed this Special Warranty Deed in favor of Grantee effective this             day of                                         , 2005.

GRANTOR:	NPS PHARMACEUTICALS, INC.,
a Delaware corporation

By
Name:
Title:

[EXHIBIT G]

State	of )

                                     : ss.

County	of )

On the         day of                     , 20    , before me, the undersigned notary, personally appeared                             , the                                              of NPS Pharmaceuticals, Inc., a Delaware corporation who duly acknowledged before me that he signed the foregoing instrument for and on behalf of said corporation having all requisite authority to so act.

My commission expires:	Notary Public
___________________	Residing at:

[Seal]

[EXHIBIT G]

EXHIBIT H

BILL OF SALE AND ASSIGNMENT OF GROUND LEASE AND CONTRACTS

This instrument is executed and delivered as of the 22nd day of December, 2005 (“Assignment”) pursuant to that certain Agreement of Purchase and Sale (“Agreement”) dated December 20, 2005, by and between NPS Pharmaceuticals, Inc., a Delaware corporation (“Seller”), and BMR-383 Colorow Drive LLC, a Delaware limited liability company (as successor in interest to BioMed Realty, L.P., a Maryland limited partnership, “Purchaser”), covering an approximately 93,650 rentable square foot, three-story, laboratory and office building located at 383 Colorow Drive, Salt Lake City, Utah 84108 (the “Building”) and Seller’s leasehold interest in the land as described on Exhibit A attached hereto (the “Land”) pursuant to that certain Ground Lease (as defined below), together with all improvements and fixtures located on the Land (the “Improvements” and, collectively with the Building and the Land, the “Real Property”), except for those items listed in Section 1.1(c) of the Agreement and Section 1(b) below, the ownership of which will be retained by Seller.

1. Sale of Personalty. For good and valuable consideration, Seller hereby sells, transfers, sets over and conveys to Purchaser the following:

(a) Intangible Property. The following property to the extent assignable: All, right, title and interest of Seller, if any, in and to: (1) all intangible personal property now or hereafter used exclusively in connection with the operation, ownership, maintenance, management, or occupancy of the Real Property; (2) the plans and specifications for the Improvements; (3) warranties, indemnities, applications, permits, approvals and licenses pertaining to the Real Property; and (4) insurance proceeds and condemnation awards or claims thereto to the extent provided in the Agreement.

(b) Improvements. The following property to the extent assignable: All, right, title and interest of Seller, if any, in and to all Improvements and fixtures located on the Land, except for tangible personal property and other trade fixtures and equipment owned by Seller, which shall not be part of the Improvements or this Assignment and shall remain the property of Seller; provided, however, all electrical, plumbing, HVAC, life safety systems, attached laboratory benches, autoclaves, climatized rooms, and gas and liquid distribution systems, shall be included as part of the Improvements and assigned to Purchaser hereunder.

2. Assignment of Leases, Service Contracts and Commission Agreements. For good and valuable consideration, Seller hereby assigns, transfers, sets over and conveys to Purchaser, and Purchaser hereby accepts the following as of the Closing Date (as defined in the Agreement):

(a) Ground Lease. All of Seller’s right, title and interest in and to that certain Ground Lease dated December 10, 2003 between Seller, as lessee, and the University of Utah, as ground lessor (the “Ground Lease”) covering the Land and the Improvements, as set forth on Exhibit B attached hereto, and, subject to the terms and conditions of the Agreement, Purchaser hereby assumes all of the lessee’s obligations under the Ground Lease arising from and after the Closing Date; and

(b) Service Contracts. The service contracts described in Exhibit C attached hereto (the “Service Contracts”), and, subject to the terms and conditions of the Agreement, Purchaser hereby assumes the obligations of Seller under such Service Contracts arising from and after the Closing Date.

3. Indemnification. Seller shall defend, indemnify and hold harmless Purchaser from and against any liability, damages, causes of action, expenses, and attorneys’ fees incurred by Purchaser by reason of the failure of Seller to fulfill, perform, discharge, and observe its obligations with respect to the Ground Lease or the Service Contracts arising prior to the Closing Date. Purchaser shall defend, indemnify and hold harmless Seller from and against any liability, damages, causes of action, expenses,

[EXHIBIT H]

and attorneys’ fees incurred by Seller by reason of the failure of Purchaser to fulfill, perform, discharge, and observe its obligations with respect to the Ground Lease and the Service Contracts arising on or after the Closing Date.

4. Successors and Assigns. This Assignment is binding upon, and shall inure to the benefit of Seller and Purchaser and their respective heirs, legal representatives, successors and assigns.

5. Counterparts. This Assignment may be executed in counterparts, each of which shall be deemed an original, but all of which, together, shall constitute one and the same instrument. To facilitate execution of this Assignment, the parties may execute and exchange by telephone facsimile counterparts of the signature pages.

6. Governing Law. This Assignment shall be governed by, interpreted under, and construed and enforceable in accordance with, the laws of the State of Utah.

7. Attorneys’ Fees. Should either party employ attorneys to enforce any of the provisions hereof, the non-prevailing party agrees to pay the prevailing party all reasonable costs, charges, and expenses, including reasonable attorneys’ fees, expended or incurred by the prevailing party in connection therewith.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

[EXHIBIT H]

IN WITNESS WHEREOF, the undersigned have caused this Bill of Sale and Assignment of Leases and Contracts to be executed as of the date written above.

SELLER:	PURCHASER:

NPS PHARMACEUTICALS, INC., a Delaware corporation	BMR-383 COLOROW DRIVE LLC, a Delaware limited liability company

	By:	BioMed Realty, L.P., a Maryland limited partnership

By	By
Name:	Name:	Gary A. Kreitzer
Title:	Title:	Executive Vice President

[EXHIBIT H]

EXHIBIT I

CLOSING CERTIFICATE

THIS CERTIFICATE is made, executed and delivered as of this 22nd day of December, 2005, pursuant to that certain Agreement of Purchase and Sale (“Agreement”) dated December 20, 2005, by and between NPS Pharmaceuticals, Inc., a Delaware corporation (“Seller”), and BioMed Realty, L.P., a Maryland limited partnership (“Purchaser”), pursuant to which the Seller is selling to Purchaser certain property located at 383 Colorow Drive, Salt Lake City, Utah. All capitalized words used herein and not otherwise defined herein shall have the meaning ascribed thereto in the Agreement.

CERTIFICATE

Seller, in accordance with Section 7.2(c) of the Agreement, hereby certifies to Purchaser as of Closing that:

(a) All representations and warranties of Seller contained in the Agreement are true and correct on the date set forth above with the same effect as if such were made on and as of such date;

(b) Schedule 1 attached hereto is a true and correct list of the Service Contracts to be assumed by Purchaser;

(c) To Seller’s knowledge, there are no uncured defaults existing under the Service Contracts or any agreement to be assigned to, or obligation to be assumed by, Purchaser under the Agreement;

(d) The Ground Lease is in full force and effect and no default, dispute or controversy exists under the Ground Lease. Seller has not received any notice of any default or breach on the part of lessee under the Ground Lease, nor, to Seller’s knowledge, does there exist any such default or breach on the part of lessee; and

(e) To Seller’s knowledge, the information provided in the Property Information continues to be true and accurate in all material respects.

[Signature Page Follows]

[EXHIBIT I]

IN WITNESS WHEREOF, Seller has executed this Certificate, effective as of the date and year first above written.

NPS PHARMACEUTICALS, INC., a Delaware corporation

By
Name:
Title:

[EXHIBIT I]

EXHIBIT J

NPS LEASE

[EXHIBIT J]

EXHIBIT K

NOTICE ADDRESSES

To Seller at:		To Purchaser at:

NPS Pharmaceuticals, Inc. Attn: Morgan Brown 383 Colorow Drive Salt Lake City, Utah 84108		BioMed Realty, L.P. Attn: Gary A. Kreitzer 17140 Bernardo Center Drive, Suite 222 San Diego, CA 92128

Telephone: Facsimile: Email:	(801) 583-4939 (801) 583-4961 mbrown@npsp.com	Telephone: Facsimile: E-mail:	858.485.9840 858.485.9843 gkreitzer@BioMedRealty.com

with a copy to:		with a copy to:

Office of General Counsel NPS Pharmaceuticals, Inc. 383 Colorow Drive Salt Lake City, Utah 84108		Latham & Watkins Attn: Finance Department Notice (BioMed–383 Colorow Drive – SJL) 600 West Broadway, Suite 1800 San Diego, CA 92101

Telephone: Facsimile:	(801) 583-4939 (801) 583-4961]	Telephone: Facsimile:	619-236-1234 619-696-7419

[EXHIBIT K]